Exhibit 99.1
Universal Electronics Inc. and Remote Technologies Inc. Settle
Patent Infringement Lawsuit
CYPRESS, CA. June 1, 2007 — Universal Electronics Inc. (UEI) (NASDAQ: UEIC) and Remote Technologies Inc. (“RTI”) today announced the resolution of patent litigation pending in the U.S. District Court for the Central District of California. While the specific terms of the settlement are confidential and cannot be disclosed, the settlement involves UEI’s grant of a license under certain of its remote control patents to RTI.
At issue were six UEI patents covering various remote control technologies. The settlement entitles UEI to a lump sum payment as well as ongoing per unit royalty fees to be paid on certain products sold by RTI. The agreement will continue through to 2013.
The settlement resolves litigation that began in June of 2006.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.
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Certain matters discussed in this press release may be forward-looking statements that involve a number of risks and uncertainties, including the amount of business that may be generated by RTI resulting from the business relationship discussed herein. The companies undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.